EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

UBUYHOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation shall be UBUYHOLDINGS, INC. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The office of the Corporation shall be established by resolution of the Board of Directors. The registered agent of the Corporation shall be Nevada Agency and Transfer Company with the registered office address of 50 W. Liberty St., Suite 880, Reno, Nevada 89501. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is six hundred fifteen million (615,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all of such shares having a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is one hundred fifteen million (115,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article III.

Section 2. Common Stock.

(a) Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the “Articles”) or the Nevada Revised Statues (hereinafter, the “NRS”), the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(b) Voting Rights. Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(c) Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation’s assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e) Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 3. Preferred Stock.

(a) Designation. The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption.

The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section “fact or event” includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government.

Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, the board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

(c) Class A Preferred Stock. On February 23, 2000, the Corporation filed with the Nevada Secretary of State a Certificate of Amendment to Articles of Incorporation (the “Certificate”) creating a series of Class A Preferred Stock (the “Class A Preferred Stock”). The Certificate is hereby amended as set forth in this paragraph and there is hereby authorized and designated such Class A Preferred Stock, par $0.001, consisting of one hundred five million (105,000,000) shares. The Class A Preferred Stock shall vote at one hundred (100) votes per share, and are entitled to preference over the common stock holders in the event of liquidation of the Corporation.

Section 4. Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1. Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The board of directors shall consist of at least one (1) individual and not more than thirteen (13) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

Section 2. Directors and Officers. The name and post office box or street address of the director(s) constituting the board of directors is:

Name	Address

David Lazar	50 W. Liberty St., Suite 880, Reno, NV 89501

The officers shall be elected by resolution of the board of directors.

Section 3. Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 4. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

Section 5. Repeal and Conflicts. Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 above and any other Article of the Articles, the terms and provisions of Sections 3 or 4 above shall control.

ARTICLE V

COMBINATIONS WITH INTERESTED STOCKHOLDERS

At such time, if any, as the Corporation becomes a “resident domestic corporation”, as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

ARTICLE VI

BYLAWS

The board of directors is expressly granted the exclusive power to make, amend, alter, or repeal the bylaws of the Corporation pursuant to NRS 78.120.

ARTICLE VII

FORUM SELECTION FOR INTERNAL ACTIONS

Any internal action concerning or to which the Corporation is a party or stated beneficiary must be brought, heard and finally adjudicated in the state or federal courts sited in Clark County, Nevada, to the exclusion of all other jurisdictions or venues. An internal action for purposes of this Article VII means any action, suit or proceeding which is (a) brought in the name or right of the Corporation or on its behalf, including, without limitation, any action subject to NRS 41.520; (b) for, or based upon, any breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation in such capacity; or (c) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7, these articles, the bylaws of the Corporation, or any agreement entered into pursuant to NRS 78.365.

IN WITNESS WHEREOF, the Corporation has caused these articles of incorporation to be executed in its name by its President on November 29, 2023.

/s/ David Lazar
David Lazar, President

This Certificate to Accompany Amended and Restated Articles of Incorporation is filed pursuant to the Order Appointing Custodian dated July 25, 2023, of the Eighth Judicial District Court of Nevada, in and for Clark County, case number A-23-871247-B, a copy of which is attached hereto as Exhibit A.

EXHIBIT A

Eighth Judicial District Court of Nevada, in and for Clark County, case number A-23-871247-B

Order Appointing Custodian, dated July 25, 2023

Cu stodianshi p o f UBU YHO LDI NG S, INC. 4 . C U S T O D I A N V ENT U R ES, LLC is authori z ed to take r e asonable and prudent acti on on behalf o f UBU YHO LDING S, INC., includi ng nego tiating and co m promisi ng debt, executi ng c on t r act s Case Nu m be r : A - 2 3 - 8 7 1 2 4 7 - B E L E C T R O N IC A LL Y SERVE D 7/ 2 5/ 2 0 2 3 1 2 : 02 PM E lectronically Fi led 0 7 / 2 5 / 2 0 2 3 1 2 4 : ’ 0 \ , 1 . , P M .. � 1 OR D R PETER L . CH A S E Y, E S Q . N e vada Bar N o. 0 0 765 0 CH A S EY LAW O F F IC E S 3295 N. Fort A pache Ro ad, Suite 110 Las Vegas, N ev a da 89129 pho n e : (702) 233 - 0393 email : p e t e r @c h a s e y l a w. c om At t o r ney f o r Cu st o dian C U S T ODIA N V E N T U R ES, LLC 2 3 4 5 6 7 EIGHTH JUD I CIAL DISTRICT CO U R T 8 9 CLARK COUNTY, NEV A D A ·’ CLE R K O F T H E C O UR T 10 I n t h e M att e r of ) ) U BU Y H O L D I NG S, IN C ., a Neva d a Co r p o r a ti o n ) [Ne vada Entit y N o. C7 353 - 198 5 ] , ) ) ) ) 11 12 13 (Petiti on o f C ust od ian V e ntures, LL C ) 14 T H E C O UR T, hav i ng consider ed Peti ti o ner, CU S TO D I A N VEN TU R ES, L LC’s Mot i on f o r 15 CASE N O .: D E P TN O . : A - 2 3 - 871247 - B 31 O R DE R A P P O IN T ING CU S TODIAN [NRS 78.347(1) ( B ) ] 16 17 A ppoi n t m ent of Cu st o di an f o r U B U Y HO L DING S, INC., a Ne v ada Co r p o r at i o n [Ne v ada En tity No . C7 35 3 - 198 5 ], prope r noti c e having be e n gi v en to the offic ers a nd di r ec t ors o fUBUY H OLDINGS , I N C . 18 p u rsu ant to N RS 78.750(2), no opposition having be e n received, a nd good cause a pp ea ri ng , 19 I T I S OR DE R ED, ADJUDGE D AN D DECREE D t h at : 1. P e ti t i o n e r C U S TO D I A N V E N T U R E S , LLC UBUY HO LD I N G S, IN C . 20 i s a pp o i n t e d c u st o d i a n of 21 22 23 2. C U S TOD IA N V E N T UR ES, LLC s hall r e vive and /or reinstate U BUYH O L D ING S, 24 I I I N C. with t he N e va d a Secr e tary of St a t e . 25 3. C U S TOD IA N V E N TU R ES, LLC s hal l appo int officers and dir e ctors t o serve duri ng t h e 26 27 28

- 2 - 1 and o ther agreemen t s, fil i ng A mendments to Articles of Incorporati on t o change the corporation’s n ame, 2 au t h o r i ze additional s hares, au t h o r i ze a dd i tional clas s es of shares, des i g n a te a nd issue a uthori z ed c o mm o n 3 shares and pref e rr ed s hares, and i niti a ti n g liti g ati o n in UBUY HO LDI NG S, I NC. ’ s na m e a s d eem e d 4 re asona ble and prudent in connecti o n wi t h or related t o the perfor m ance o f the C ust od ian’s du t i e s . 5 6 5. C U S TOD IA N V E N T UR ES, LLC s hall provide rea sonab le noti c e to all s har eho lders of 7 rec o r d o f a s h a r ehol d ers m eeti n g to be h eld a f ter t h is Or d er is entered, and t h e s ha r ehol d ers w ho at t e n d 8 s uch meeti n g, w hether in p e rs on o r by p r oxy, s hall con sti tute a quo r u m s u ffic ient f o r all p u r po s es of t h e 9 me e t i ng. 6. Th e r e cord t ransfer agent for UBU YHO LD I N G S, I N C. is hereby authori z ed and d i r e c t e d to coope r ate with C U S T O D I A N V E N T UR E S , L LC conce r n i ng deli v e r y of t h e s hare h ol d er l i st f o r UBUY HO LD I N G S, INC . 7. C U S T O D I A N V ENT U R ES, LLC s hall file a C ustodian Am endme nt t o t h e Articles of 10 11 12 13 14 15 Incorporati on for UB U Y H O LD I N G S, INC. wi t h t h e N e vada Sec r e tar y o f State contai n i ng the f o l l o wi n g 16 di s closures and s t a t em e n ts : 17 (a ) 18 19 20 (b ) 21 22 23 (c ) 24 25 26 (d ) 27 (e ) 28 Dis closures of any previous cri m inal, adm inist rat ive, civil or N ational A s s ociati on o f Sec urit ies D e aler s, Inc . , o r Sec urit ies and Ex change C omm issi on i n vestigations, violations, or conv ictions concer n i ng CU S TO D I A N V E N TU R ES, LLC, or i ts affilia tes or s ubsi d i ari e s . A stat ement that rea sonab l e, but ult im ately unsucces s ful, att emp ts we re m ade to contact the officers or directors of the corporati on t o request that U BUY HO LD I N G S, I N C . co m p l y wi t h Ch apter 78 of the N evada R evised S t a t u te s . A stat em ent that as C ust o dian, CU S TOD I AN V E N TU R ES , LLC, is authori z ed to conti nue t h e business of UBUY HO LD I N G S, I N C . for the benefit of the corporati on and its s hareholders . A stat e m ent that C U S TO D I A N V E N TU R ES, LLC will reinstate U B U Y HO LD I N G S, I NC . ’s charter t o do business i n the State of N e vada . A ny ot h er info rm ati on as m ay be r e quired by r e gulations pro m u lgated by t h e Ne vada Sec retar y of Stat e.

1 8. C U S TOD IA N V E N TU R ES, LLC, a s custodian of UBUY HO LD I N G S, INC., s h a l l 2 submit a report to this C ourt of t h e actions t aken by the C ust o d ian ever y three (3) m on ths f rom the d at e 3 o f N oti c e o f Entr y of this O rder w hile the cust od ian sh i p r em ains a c t i v e . 4 IT IS SO O R DE R E D . 5 Da ted t h i s day o f - - 7 8 9 ,2023 . Dated t his 25 t h day of J uly, 2 0 2 3 D I STRICT COURT J UDGE B14 5C2 2 58C 024F Joanna S . K is h n e r District Court Ju d g e 1 0 Respectful l y S u b mitt e d by: CHA S EY LAW O FF I CE S Peter Chase y � 11 12 PETER L. CH A S E Y, ES Q . Ne v ada B ar N o. 00 7 65 0 3295 N. Fort A pache R d., Ste. 110 Las Veg as , N V 89129 pho n e : ( 7 0 2 ) 233 - 0393 email : p e t e r @c h a s e y l a w. c om At t o r ney f o r Cu st o dian C U S T ODIA N V E N T U R ES, LLC 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 6 - 3 -

C S ERV 2 3 4 5 6 7 vs . 8 9 10 11 DISTRICT COURT CLARK COUNTY, N E VADA CASE NO : A - 23 - 871247 - B DEPT. NO . Department 31 AUT OMAT ED C E RTIF ICAT E OF S E R VI C E Custodian Ventures, LLC, Pl a inti f f ( s ) Ubuyholdings , Inc., D e fe n da nt ( s )

ATTACHMENT TO

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION

AFTER ISSUANCE OF STOCK

OF

UBUYHOLDINGS, INC.

WHEREAS, the file for UBUYHOLDINGS, INC., a Nevada corporation (the “Corporation”) contains a Certificate to Accompany Amended and Restated Articles filed November 30, 2023, filing number 20233668313, (the “Restatement”) wherein Subsection (c) of Section 3 of ARTICLE III creates a class of preferred stock of the Corporation designated as “Class A Preferred Stock;”

WHEREAS, the Corporation now desires to amend its articles of incorporation regarding the Class A Preferred Stock, as follows:

A. Subsection (c) of Section 3 of ARTICLE III is hereby deleted in its entirety and replaced with the following:

(c) Class A Preferred Stock. On February 23, 2000, the Corporation filed with the Nevada Secretary of State a Certificate of Amendment to Articles of Incorporation (the “Certificate”) creating a series of Class A Preferred Stock (the “Class A Preferred Stock”). The Certificate is hereby amended as set forth in this paragraph and there is hereby authorized and designated such Class A Preferred Stock, par $0.001, consisting of one hundred five million (105,000,000) shares.

(1) Voting. The Class A Preferred Stock shall vote at one hundred (100) votes per share.

(f) Liquidation Preference. The Class A Preferred Stock are entitled to preference over the common stockholders in the event of liquidation of the Corporation.

(g) Conversion. The holders of the Class A Preferred Stock, shall have conversion rights as follows:

i.	Right to Convert. Subject to Subsection (b) “Automatic Conversion” of this Article, each share of Class A Preferred Stock shall be convertible, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Common Stock, by the converting stockholder giving written notice of such election to the Corporation at its principal corporate office and returning any certificate representing such shares of Class A Preferred Stock being converted, properly endorsed for transfer, together with a declaration of the name in which the conversion shares of Common Stock shall be issued and held in book entry.

(d) Automatic Conversion. Each share of Class A Preferred Stock shall automatically be converted into one (1) share of Common Stock upon the earlier of: (i) a liquidation, dissolution or winding up of the Corporation effective as of the date such action is approved by the shareholders of the Corporation; or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class A Preferred Stock . If the Class A Preferred Stock is converted as an entire class pursuant to the written consent or agreement of the holders of a majority of the then outstanding shares of Class A Preferred Stock, then the entire class of Class A Preferred Stock shall be converted without further action of the shareholders of Class A Preferred Stock, and there shall be no requirement for the shareholders of Class A Preferred Stock to return any physical stock certificates to the Corporation or the transfer agent for such stock, and any such certificated shares shall be deemed converted as of the conversion of Series A Convertible Preferred Stock, pursuant to Section (c) of this Article.

(e) Mechanics of Conversion. The Corporation shall, as soon as practicable, issue in the name of the converting stockholder(s), or to the nominee or nominees of such converting holder(s), with such shares Common Stock to be held in book entry. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred Stock to be converted if pursuant to subsection (a) “Right to Convert” of this Article, above, or the effective date of such action if pursuant to subsection (b) “Automatic Conversion” of this Article, above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date and any certificated shares of Class A Preferred Stock outstanding and unreturned as of such date shall for all purposes be deemed converted.

(f) Non-Adjustment of Conversion Ratio. The conversion rate of the Class A Preferred Stock shall not be subject to adjustment for any reason.

(g) Status of Converted Stock. In the event any shares of Class A Preferred Stock shall be converted pursuant to this Article, the shares so converted shall be canceled and shall not be re-issuable by the Corporation.

The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 52.381% of the issued and outstanding shares of Class A Preferred Stock and 100% of the Series A-1 Preferred Stock, which class has the number of votes equal to ninety-five percent (95%) of the total vote, in aggregate, of all classes of stock of the Corporation, common or preferred, whether such other class of stock is voting as a single class or the other classes of stock are voting together as a single group, and with respect to such vote, such holders of shares of Series A-1 Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, or any other class of preferred stock.